e-Marine Co., Ltd.

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Tel: +82-2-3452-2868 Fax: +82-2-501-0470 www.grantthornton.kr	Grant Thornton Daejoo 2913 Nambusunhwan-ro, Gangnam-gu Seoul 06280, Korea

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Current Report of eMARINE Global Inc. (Formerly Known as e-Marine Co., Ltd.) (the “Company”) on Form 8-K/A of our report dated April 17, 2017 (except for Note 1 as to which the date is September 23, 2017), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of eMARINE Global Inc. (Formerly Known as e-Marine Co., Ltd.) as of December 31, 2016 and 2015 and for the years then ended, which is part of this Current Report.

Seoul, Korea

October 6, 2017

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